Exhibit 99.1

EPR PROPERTIES REPORTS THIRD QUARTER 2021 RESULTS
Raises 2021 Earnings Guidance

Kansas City, MO, November 3, 2021 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter and nine months ended September 30, 2021 (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020 (2)	2021	2020 (2)
Total revenue	$139,647	$63,877	$376,774	$321,249
Net income (loss) available to common shareholders	26,084	(91,938)	35,949	(129,853)
Net income (loss) available to common shareholders per diluted common share	0.35	(1.23)	0.48	(1.70)
Funds From Operations as adjusted (FFOAA) (1)	64,166	(11,699)	150,413	95,645
FFOAA per diluted common share (1)	0.86	(0.16)	2.01	1.25
Adjusted Funds From Operations (AFFO) (1)	68,716	2,698	160,647	126,078
AFFO per diluted common share (1)	0.92	0.04	2.15	1.65

(1) A non-GAAP financial measure
(2) The operating results for the three and nine months ended September 30, 2020, include $49.8 million of straight-line and other receivable write-offs, or $0.67 per diluted share, related to moving two customers to cash basis for revenue recognition purposes at the end of the third quarter in 2020. These write-offs are reflected in all metrics in these columns except that AFFO per diluted share for the three and nine months ended September 30, 2020 excludes the impact of the straight-line portion of these write-offs totaling $23.9 million.

Third Quarter Company Headlines

•Quarterly Collections Continue to Exceed Expectations - Cash collections from customers continued to exceed expectations and were approximately 90% of contractual cash revenue for the third quarter of 2021. In addition, during the third quarter, the Company collected a total of $11.3 million of deferred rent and interest as well as $5.3 million on a previously reserved note receivable.
•New $1.0 Billion Revolving Credit Facility - In early October 2021, the Company entered into a new amended and restated $1.0 billion revolving credit facility that matures in October 2025 with options to extend for a total of 12 additional months, subject to conditions.
•Rating Agency Upgrades - During September 2021, the Company received an investment grade rating from S&P on its unsecured debt with a stable outlook, adding to its current investment grade rating from Moody's, who raised its outlook to stable during October 2021.
•Successful Debt Issuance Lowers Cost of Capital and Extends Maturities – In October 2021, the Company closed on a public offering of $400.0 million in unsecured notes due in November 2031 with an interest rate of 3.60%, a record low coupon for the Company, and provided notice that all $275.0 million of its 5.25% senior notes due in 2023 will be redeemed (including a make-whole premium) on November 12, 2021. Following this redemption, the Company will have no scheduled debt maturities until 2024.
•Strong Liquidity Position – In September 2021, the Company repaid its $400.0 million unsecured term loan facility, and as of September 30, 2021, the Company had cash on hand of $144.4 million and no borrowings on its $1.0 billion unsecured revolving credit facility. Furthermore, the net debt issuance described above provides additional liquidity.

CEO Comments
"The strength of the consumer-led recovery across our experiential properties was illustrated by our increased level of cash collections which exceeded our expectations," stated Greg Silvers, President and CEO of EPR Properties. "Our sustained progress has also been recognized by the ratings agencies as evidenced by our recent upgrades. We have also solidified our balance sheet position and enhanced our liquidity with a new $1.0 billion credit facility and $400.0 million debt issuance. With an active pipeline, we are well-positioned to reaccelerate our growth and expand our portfolio with diversified experiential properties."

Collections
Cash collections from both accrual and cash basis tenants and borrowers continued to exceed expectations and were approximately $124.5 million or 90% of contractual cash revenue for the third quarter. Contractual cash revenue is an operational measure and represents aggregate cash payments for which the Company is entitled under existing contracts, excluding the impact of any temporary abatements or deferrals, percentage rent (rents received over base amounts), non-cash revenue and revenue from taxable REIT subsidiaries (TRSs).

During the third quarter of 2021, the Company also collected deferred rent and interest from accrual basis tenants and borrowers that reduced receivables totaling $7.7 million and collected deferred rent and interest from cash basis customers totaling $3.6 million which were booked as additional revenue. Through September 30, 2021, the Company collected approximately $59.5 million of deferred rent and interest from both accrual and cash basis customers.

Additionally, during the third quarter, the Company collected $5.3 million from a borrower (bringing the total principal repayment from this borrower to $6.8 million through September 30, 2021) and was released from an additional $8.5 million in funding commitments. All of these amounts had been previously reserved by the Company. Accordingly, the Company recognized a benefit to loan loss reserves of $13.8 million related to this borrower during the third quarter and $15.3 million for the nine months ended September 30, 2021. Note that loan loss reserve activity is excluded from Funds From Operations as Adjusted or “FFOAA” (a non-GAAP financial measure).

Collections activity for the third quarter of 2021 is summarized below:

Cash Collections for Quarter Ended September 30, 2021
($ in millions)
	Amount	% of Contractual Cash Revenue *
Collections related to Q3	$124.5	90%
Deferral Repayments - Accrual Tenants (Reduction of receivables)	7.7	5%
Deferral Repayments in Revenue - Cash Basis Tenants	3.6	3%
Note Repayments - Cash Basis Tenants (Credit loss recovery)	5.3	4%
Total Cash Received **	$141.1	102%

*Contractual Cash Revenue = $138.4

**Excludes Percentage Rent and Revenue from TRSs

New Revolving Credit Facility
On October 6, 2021, the Company entered into a new amended and restated senior unsecured revolving credit facility. The new facility, which will mature on October 6, 2025, replaced the Company’s existing $1.0 billion senior unsecured revolving credit facility and $400.0 million senior unsecured term loan facility. The new facility provides for an initial maximum principal amount of borrowing availability of $1.0 billion with an accordion feature under which the Company may increase the total maximum principal amount available by $1.0 billion, to a total of $2.0 billion, subject to lender consent. The new facility has the same pricing terms and financial covenants as the prior facility (with improved valuation of certain asset types), as well as customary covenants and events of default. The Company has two options to extend the maturity date of the new credit facility by an additional six months each (for a total of 12 months), subject to paying additional fees and the absence of any default.

On September 13, 2021, the Company repaid its $400.0 million senior unsecured term loan facility using cash on hand and recognized a non-cash write-off of $1.5 million in deferred financing costs as well as the cash settlement of the related interest rate swaps of $3.2 million.

Rating Agency Upgrades
During September 2021, the Company received an investment grade rating from S&P Global Ratings ("S&P") on its unsecured debt, adding to its current investment grade rating from Moody's Investors Services ("Moody's"). S&P has assigned the Company a 'BBB-' issuer-level credit rating on its unsecured debt with a stable outlook. Additionally, in October 2021, Moody's revised its outlook on the Company's 'Baa3' investment grade rating on its unsecured debt from negative to stable.

The Company previously caused certain of its key subsidiaries to guarantee its obligations under its existing bank credit facility, private placement notes and senior unsecured bonds due to a decrease in the Company's credit ratings resulting from the impact of the COVID-19 pandemic. As a result of the Company obtaining an investment grade rating on its long-term unsecured debt from both S&P and Moody's, the Company's subsidiary guarantors were released from their guarantees under these debt agreements in accordance with the terms of such agreements.

New Debt Issuance and Debt Redemption
On October 27, 2021, the Company closed on the public offering of $400.0 million in senior unsecured notes due November 15, 2031. These notes bear interest at an annual interest rate of 3.60%, a record low coupon for the Company.

In conjunction with the pricing of the above senior unsecured notes, the Company delivered notice of redemption to redeem all of the $275.0 million principal amount of its 5.25% senior notes due in 2023. The redemption date has been set for November 12, 2021, and the Company will use a portion of the proceeds from the new senior unsecured notes to fund this redemption plus the make-whole premium payment estimated to be approximately $20.1 million based on interest rates as of October 29, 2021 (the final make-whole premium will be determined closer to the redemption date).

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility. The Company had $144.4 million of cash on hand at quarter-end and no borrowings on its $1.0 billion unsecured revolving credit facility. Additionally, the Company expects to generate additional liquidity after issuing the $400.0 million of 3.60% senior notes due in 2031 and redeeming the $275.0 million of 5.25% senior notes due in 2023 plus the make-whole premium.

Portfolio Update
The Company's total investments (a non-GAAP financial measure) were approximately $6.5 billion at September 30, 2021 with Experiential totaling $5.9 billion, or 91%, and Education totaling $0.6 billion, or 9%.

The Company's Experiential portfolio (excluding property under development and undeveloped land inventory) consisted of the following property types (owned or financed) at September 30, 2021:
•177 theatre properties;
•57 eat & play properties (including seven theatres located in entertainment districts);
•18 attraction properties;
•13 ski properties;
•eight experiential lodging properties;
•one gaming property;
•three cultural properties; and
•seven fitness & wellness properties.

As of September 30, 2021, the Company's owned Experiential portfolio consisted of approximately 19.4 million square feet, which was 95% leased and included a total of $40.4 million in property under development and undeveloped land inventory.

The Company's Education portfolio (excluding undeveloped land inventory) consisted of the following property types (owned or financed) at September 30, 2021:
•65 early childhood education center properties; and
•nine private school properties.

As of September 30, 2021, the Company's owned Education portfolio consisted of approximately 1.4 million square feet, which was 100% leased and included $1.7 million in undeveloped land inventory.

The combined owned portfolio consisted of 20.8 million square feet and was 96% leased.

Investment Update
The Company's investment spending during the three months ended September 30, 2021 totaled $39.3 million (bringing the total of investment spending for the nine months ended September 30, 2021 to $107.9 million), and included spending on Experiential build-to-suit development, redevelopment projects and the acquisition of a 95% interest in two joint ventures which acquired an experiential lodging property in Wisconsin for $25.2 million. The Company accounts for this investment under the equity method of accounting.

Capital Recycling
During the third quarter of 2021, the Company completed the sale of two land parcels for net proceeds of $2.2 million and recognized a gain on sale of $0.8 million. Disposition proceeds and mortgage note pay-offs totaled $35.9 million for the nine months ended September 30, 2021. Subsequent to September 30, 2021, the Company completed the sale of two ski properties for net proceeds of $48.0 million and recognized a gain on sale of approximately $15.4 million.

Dividend Information
The Company declared regular monthly cash dividends during the third quarter of 2021 totaling $0.75 per common share. Additionally, the Board declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares.

Guidance
(Dollars in millions, except per share data):

Measure	2021 Guidance
Net income available to common shareholders per diluted common share	$0.76	to	$0.84
FFOAA per diluted common share	$2.95	to	$3.01
Disposition proceeds	$93.0	to	$103.0

The Company is increasing its 2021 guidance for FFOAA per diluted common share to a range of $2.95 to $3.01 from $2.76 to $2.86. At this time, the Company is not providing investment spending guidance. The 2021 guidance for FFOAA per diluted share includes only previously committed additional investment spending of approximately $6.1 million for the last three months of 2021.

The 2021 guidance for FFOAA per diluted share is based on a FFO per diluted common share range of $2.80 to $2.86 adjusted for transaction costs, costs associated with loan refinancing or payoff and credit loss (benefit) expense. FFO per diluted common share for 2021 is based on a net income available to common shareholders per diluted common share range of $0.76 to $0.84 less estimated gain on sale of real estate of $0.23 to $0.25, plus impairment of real estate investments, net of $0.04, estimated real estate depreciation of $2.18 and allocated share of joint venture depreciation of $0.05 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/earnings-supplementals.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on November 4, 2021 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/webcasts. To access the call, audio only, dial (866) 587-2930 and when prompted, provide the passcode 1994089.

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the third quarter and nine months ended September 30, 2021 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income (Loss)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Rental revenue	$123,040	$55,591	$341,537	$288,165
Other income	8,091	182	9,802	8,171
Mortgage and other financing income	8,516	8,104	25,435	24,913
Total revenue	139,647	63,877	376,774	321,249
Property operating expense	13,815	13,759	43,806	42,181
Other expense	7,851	2,680	13,428	15,012
General and administrative expense	11,154	10,034	33,866	31,454
Costs associated with loan refinancing or payoff	4,741	—	4,982	820
Interest expense, net	36,584	41,744	114,090	114,837
Transaction costs	2,132	2,776	3,342	4,622
Credit loss (benefit) expense	(14,096)	5,707	(19,677)	10,383
Impairment charges	2,711	11,561	2,711	62,825
Depreciation and amortization	42,612	42,059	123,476	128,319
Income (loss) before equity in loss from joint ventures and other items	32,143	(66,443)	56,750	(89,204)
Equity in loss from joint ventures	(418)	(1,044)	(3,000)	(3,188)
Impairment charges on joint ventures	—	—	—	(3,247)
Gain on sale of real estate	787	—	1,499	242
Income (loss) before income taxes	32,512	(67,487)	55,249	(95,397)
Income tax expense	(395)	(18,417)	(1,200)	(16,354)
Net income (loss)	32,117	(85,904)	54,049	(111,751)
Preferred dividend requirements	(6,033)	(6,034)	(18,100)	(18,102)
Net income (loss) available to common shareholders of EPR Properties	$26,084	$(91,938)	$35,949	$(129,853)
Net income (loss) available to common shareholders of EPR Properties per share:
Basic	$0.35	$(1.23)	$0.48	$(1.70)

Diluted	$0.35	$(1.23)	$0.48	$(1.70)
Shares used for computation (in thousands):
Basic	74,804	74,613	74,738	76,456
Diluted	74,911	74,613	74,819	76,456

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	September 30, 2021	December 31, 2020
Assets
Real estate investments, net of accumulated depreciation of $1,142,513 and $1,062,087 at September 30, 2021 and December 31, 2020, respectively	$4,800,561	$4,851,302
Land held for development	21,875	23,225
Property under development	20,166	57,630
Operating lease right-of-use assets	175,987	163,766
Mortgage notes and related accrued interest receivable	369,134	365,628
Investment in joint ventures	38,729	28,208
Cash and cash equivalents	144,433	1,025,577
Restricted cash	5,142	2,433
Accounts receivable	80,491	116,193
Other assets	64,639	70,223
Total assets	$5,721,157	$6,704,185
Liabilities and Equity
Accounts payable and accrued liabilities	$87,021	$105,379
Operating lease liabilities	214,065	202,223
Dividends payable	24,835	6,070
Unearned rents and interest	79,692	65,485
Debt	2,684,063	3,694,443
Total liabilities	3,089,676	4,073,600
Total equity	$2,631,481	$2,630,585
Total liabilities and equity	$5,721,157	$6,704,185

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income (loss) available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO costs associated with loan refinancing or payoff, transaction costs, severance expense, preferred share redemption costs, impairment of operating lease right-of-use assets and credit loss (benefit) expense and subtracting gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense to management and Trustees and amortization of above and below market leases, net and tenant allowances; and subtracting maintenance capital expenditures (including second generation tenant improvements and leasing commissions), straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), and the non-cash portion of mortgage and other financing income.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income (loss) available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO for the three and nine months ended September 30, 2021 and 2020 and reconciles such measures to net income (loss) available to common shareholders, the most directly comparable GAAP measure:
EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
FFO:
Net income (loss) available to common shareholders of EPR Properties	$26,084	$(91,938)	$35,949	$(129,853)
Gain on sale of real estate	(787)	—	(1,499)	(242)
Impairment of real estate investments, net (1)	2,711	11,561	2,711	47,816
Real estate depreciation and amortization	42,415	41,791	122,856	127,467
Allocated share of joint venture depreciation	966	369	1,779	1,130
Impairment charges on joint ventures	—	—	—	3,247
FFO available to common shareholders of EPR Properties	$71,389	$(38,217)	$161,796	$49,565

FFOAA:
FFO available to common shareholders of EPR Properties	$71,389	$(38,217)	161,796	$49,565
Costs associated with loan refinancing or payoff	4,741	—	4,982	820
Transaction costs	2,132	2,776	3,342	4,622
Impairment of operating lease right-of-use assets (1)	—	—	—	15,009
Credit loss (benefit) expense	(14,096)	5,707	(19,677)	10,383
Gain on insurance recovery (included in other income)	—	—	(30)	—
Deferred income tax benefit	—	18,035	—	15,246
FFOAA available to common shareholders of EPR Properties	$64,166	$(11,699)	$150,413	$95,645

AFFO:
FFOAA available to common shareholders of EPR Properties	$64,166	$(11,699)	$150,413	$95,645
Non-real estate depreciation and amortization	197	268	620	852
Deferred financing fees amortization	2,210	1,498	5,331	4,783
Share-based compensation expense to management and trustees	3,759	3,410	11,218	10,382
Amortization of above and below market leases, net and tenant allowances	(98)	(124)	(293)	(384)
Maintenance capital expenditures (2)	(690)	(8,911)	(2,913)	(11,130)
Straight-lined rental revenue	(981)	17,969	(3,690)	25,448
Straight-lined ground sublease expense	98	216	293	599
Non-cash portion of mortgage and other financing income	55	71	(332)	(117)
AFFO available to common shareholders of EPR Properties	$68,716	$2,698	$160,647	$126,078

FFO per common share:
Basic	$0.95	$(0.51)	$2.16	$0.65
Diluted	0.95	(0.51)	2.16	0.65
FFOAA per common share:
Basic	$0.86	$(0.16)	$2.01	$1.25
Diluted	0.86	(0.16)	2.01	1.25
AFFO per common share:
Basic	$0.92	$0.04	$2.15	$1.65
Diluted	0.92	0.04	2.15	1.65
Shares used for computation (in thousands):
Basic	74,804	74,613	74,738	76,456
Diluted	74,911	74,613	74,819	76,456

Other financial information:
Dividends per common share	$0.7500	$—	$0.7500	$1.5150

(1) Impairment charges recognized during the nine months ended September 30, 2020 totaled $62.8 million, which was comprised of $47.8 million of impairments of real estate investments and $15.0 million of impairments of operating lease right-of-use assets.
(2) Includes maintenance capital expenditures and certain second generation tenant improvements and leasing commissions.

The additional common shares that would result from the conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares for each of the three and nine months ended September 30, 2021 and 2020, and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted FFO and FFOAA per share because the effect is anti-dilutive.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced for cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets
Net Debt to Gross Assets is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating Net Debt to Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income (loss), computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding gain on insurance recovery, severance expense, credit loss (benefit) expense, transaction costs, impairment losses on operating lease right-of-use assets and prepayment fees. For the three months ended September 30, 2020, Adjusted EBITDAre was further adjusted to reflect Adjusted EBITDAre on a cash basis related to Regal and one attraction tenant.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Reconciliations of debt, total assets and net income (loss) (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets, EBITDAre and Adjusted EBITDAre (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands):

	September 30,
	2021	2020
Net Debt:
Debt	$2,684,063	$3,854,855
Deferred financing costs, net	32,166	35,140
Cash and cash equivalents	(144,433)	(985,372)
Net Debt	$2,571,796	$2,904,623

Gross Assets:
Total Assets	$5,721,157	$6,907,210
Accumulated depreciation	1,142,513	1,072,201
Cash and cash equivalents	(144,433)	(985,372)
Gross Assets	$6,719,237	$6,994,039

Net Debt to Gross Assets	38%	42%

	Three Months Ended September 30,
	2021	2020
EBITDAre and Adjusted EBITDAre:
Net income (loss)	$32,117	$(85,904)
Interest expense, net	36,584	41,744
Income tax expense	395	18,417
Depreciation and amortization	42,612	42,059
Gain on sale of real estate	(787)	—
Impairment of real estate investments, net	2,711	11,561
Costs associated with loan refinancing or payoff	4,741	—
Allocated share of joint venture depreciation	966	369
Allocated share of joint venture interest expense	981	741
EBITDAre	$120,320	$28,987

Transaction costs	2,132	2,776
Credit loss (benefit) expense	(14,096)	5,707
Accounts receivable write-offs from prior periods (1)	—	13,533
Straight-line receivable write-offs from prior periods (1)	—	19,927
Adjusted EBITDAre	$108,356	$70,930

(1) Included in rental revenue in the accompanying consolidated statements of income (loss). Rental revenue includes the following:
	Three Months Ended September 30,
	2021	2020
Minimum rent	$114,375	$83,230
Accounts receivable write-offs from prior periods	—	(13,533)
Tenant reimbursements	4,187	2,413
Percentage rent	3,149	1,303
Straight-line rental revenue	981	1,958
Straight-line receivable write-offs from prior periods	—	(19,927)
Other rental revenue	348	147
Rental revenue	$123,040	$55,591

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable (including related accrued interest receivable), investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total investments to total assets (computed in accordance with GAAP) is included in the following table (unaudited, in thousands):

	September 30, 2021	December 31, 2020
Total Investments:
Real estate investments, net of accumulated depreciation	$4,800,561	$4,851,302
Add back accumulated depreciation on real estate investments	1,142,513	1,062,087
Land held for development	21,875	23,225
Property under development	20,166	57,630
Mortgage notes and related accrued interest receivable	369,134	365,628
Investment in joint ventures	38,729	28,208
Intangible assets, gross (1)	57,962	57,962
Notes receivable and related accrued interest receivable, net (1)	7,338	7,300
Total investments	$6,458,278	$6,453,342

Total investments	$6,458,278	$6,453,342
Operating lease right-of-use assets	175,987	163,766
Cash and cash equivalents	144,433	1,025,577
Restricted cash	5,142	2,433
Accounts receivable	80,491	116,193
Less: accumulated depreciation on real estate investments	(1,142,513)	(1,062,087)
Less: accumulated amortization on intangible assets	(19,362)	(16,330)
Prepaid expenses and other current assets	18,701	21,291
Total assets	$5,721,157	$6,704,185

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	September 30, 2021	December 31, 2020
Intangible assets, gross	$57,962	$57,962
Less: accumulated amortization on intangible assets	(19,362)	(16,330)
Notes receivable and related accrued interest receivable, net	7,338	7,300
Prepaid expenses and other current assets	18,701	21,291
Total other assets	$64,639	$70,223

About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have nearly $6.5 billion in total investments across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to the Company's guidance, expected pursuit of growth opportunities, capital resources and liquidity, expected cash flows and liquidity, the performance of our customers, expected cash collections and results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com